UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2013

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensation of Interim CEO

     As previously disclosed, on May 3, 2013, the Board of Directors of Meritor, Inc. (“Meritor”) appointed Ivor J. Evans Executive Chairman of the Board and Interim Chief Executive Officer and President. On May 24, 2013, the Compensation and Management Development Committee of the Board of Directors of Meritor (the “Committee”) approved the following compensation for Mr. Evans, retroactive to the date of his start, for the term in which he serves in this role:

  a base salary of $90,000 per month, pro-rated for May and any other month in which he serves less than a month; and
  a cash bonus of $250,000 per month, also pro-rated for any month in which he serves less than a month, and awarded by the Committee based on the performance goals set forth below.

     The Committee established the following three discretionary performance goals to be evaluated on a periodic basis for bonus determination purposes:

  Progress against Meritor’s strategic plan (current year and three-year plan);
  Evaluation of current organizational structure; and
  Assistance in identifying and interviewing permanent CEO candidates

     During the period that Mr. Evans serves in the capacity of Executive Chairman of the Board and Interim Chief Executive Officer and President, he will forgo his Board retainer and related fees that he would have received serving as an independent director of Meritor.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

Date:	By:	/s/	Vernon G. Baker, II
May 30, 2013			Vernon G. Baker, II
Senior Vice President and General Counsel